American States Water Company Announces
Proposed Decision Adopting Settlement Agreement
In Its Water Utility General Rate Case
And Date to Report First Quarter 2023 Results

San Dimas, California, April 18, 2023…. American States Water Company (NYSE:AWR) announced that on April 13, 2023, its regulated water utility subsidiary, Golden State Water Company (“GSWC”), received a proposed decision from the assigned administrative law judge at the California Public Utilities Commission (“CPUC”) in connection with the pending general rate case proceeding that will determine new water rates for the years 2022 – 2024. A final decision by the CPUC is expected during the second quarter of 2023. When a final decision is issued by the CPUC, the new rates for 2022 will be effective and retroactive to January 1, 2022. As a result, the retroactive impact for the full year of 2022 will be reflected in the 2023 first quarter results. The estimated escalation increases for 2023 will be effective as of January 1, 2023 and also reflected in the 2023 first quarter results. We are in the process of reviewing the proposed decision to finalize all of the impact to be recorded in the 2023 first quarter results that will be reported in our first quarter earnings release and Form 10-Q that will be filed with the Securities and Exchange Commission. AWR intends to release its first quarter ended March 31, 2023 financial results after the market closes on Wednesday, May 10, 2023.

In November 2021, GSWC and the Public Advocates Office (“Cal Advocates”) at the CPUC filed a joint motion to adopt a settlement agreement between GSWC and Cal Advocates in the general rate case proceeding. Among other things, the proposed decision approves and adopts the settlement agreement in its entirety and resolves all issues related to the 2022 annual revenue requirement in the general rate case application, which authorizes GSWC to invest approximately $404.8 million in capital infrastructure over the three-year cycle in order to continue to provide safe and reliable water utility service to its customers. The settlement agreement also allows for additional increases in adopted revenues for 2023 and 2024 subject to an earnings test and changes to the forecasted inflationary index values. Actual increases for 2023 and 2024 will be determined at the time the filings to implement the new rate increases are approved by the CPUC, and will be calculated using inflationary index values at that time. GSWC will file for the 2023 increases once the CPUC approves the final decision.

Furthermore, the proposed decision addressed the three remaining unresolved issues related to GSWC’s requests for: (i) a medical insurance cost balancing account, (ii) a general liability insurance cost balancing account, and (iii) the consolidation of two of GSWC’s customer service areas. The proposed decision approved both balancing accounts and denied GSWC’s consolidation of its two customer service areas.

“We are pleased to have received a proposed decision in our water general rate case,” said Robert J. Sprowls, President and CEO of American States Water Company. “The settlement agreement reached with Cal Advocates that is approved in the proposed decision allows GSWC to continue investing in the utility infrastructure to provide safe and reliable water services for the communities we serve.”

Mr. Sprowls and Eva Tang, senior vice president and chief financial officer, will host a conference call to discuss these results at 2:00 p.m. Eastern Time (11:00 a.m. Pacific Time) on Thursday, May 11, 2023. There will be a question and answer session as part of the call. Interested parties can listen to the live conference call and view accompanying slides on the internet at www.aswater.com. The call will be archived on the website and available for replay beginning May 11, 2023 at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time) through May 18, 2023.

Forward Looking Statements
Certain matters discussed in this news release with regard to the Company’s expectations may be forward-looking statements that involve risks and uncertainties. The assumptions and risk factors that could cause actual results to differ materially include those described in the Company’s Form 10-Q and Form 10-K filed with the Securities and Exchange Commission.

About American States Water Company
American States Water Company is the parent of Golden State Water Company, Bear Valley Electric Service, Inc. and American States Utility Services, Inc., serving over one million people in nine states. Through its water utility subsidiary, Golden State Water Company, the company provides water service to approximately 263,000 customer connections located within more than 80 communities in Northern, Coastal and Southern California. Through its electric utility subsidiary, Bear Valley Electric Service, Inc., the company distributes electricity to approximately 24,700 customer connections in the City of Big Bear Lake and surrounding areas in San Bernardino County, California. Through its contracted services subsidiary, American States Utility Services, Inc., the company provides operations, maintenance and construction management services for water distribution, wastewater collection, and treatment facilities located on eleven military bases throughout the country under 50-year privatization contracts with the U.S. government.

American States Water Company has paid dividends to shareholders every year since 1931, increasing the dividends received by shareholders each calendar year since 1954.

CONTACT:	Eva G. Tang
Senior Vice President-Finance, Chief Financial Officer,
Corporate Secretary and Treasurer
Telephone: (909) 394-3600, ext. 707